Exhibit 99.77q2

COMPLIANCE WITH SECTION 16 (a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 and Section 30(h) of the Investment Company Act of 1940 require the Company’s directors, officers and persons who beneficially own more than 10 percent of the Company’s Common Shares to file reports of ownership of the Company’s Common Shares and changes in such ownership on Forms 3, 4, and 5 with the Commission. Such persons are required by SEC regulations to furnish the Company with copies of all such filings. Based solely upon a review of the copies of such forms furnished, an Initial Statement of Beneficial Ownership of Securities on Form 3, which showed no ownership of Company shares, was filed late by Mr. Huntington. The late filing did not relate to any transactions in Company shares but rather to his election as Chief Compliance Officer in September 2015. Except as noted above, the Company believes that, during its fiscal year ended November 30, 2015, all filing requirements applicable to such person were met.